Exhibit 3.1

JAKKS PACIFIC, INC.

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF DESIGNATIONS

OF
THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS, AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF,

OF

SERIES A SENIOR PREFERRED STOCK

Pursuant to Sections 151, 228 and 242 of the
General Corporation Law of the State of Delaware

JAKKS Pacific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board”), at a meeting of the Board on September 19, 2019, duly approved and adopted the following resolution:

WHEREAS, pursuant to Section 7 of the Corporation’s Certificate of Designations of the Series A Senior Preferred Stock, dated as of August 9, 2019 (the “Certificate of Designations”), the requisite consent of Holders of the outstanding Series A Preferred Shares, voting as a separate class, have approved the amendment to the Certificate of Designations as set forth in this Certificate of Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the definition of “Acceptable Transaction” set forth in Section 15(b) of the Certificate of Designations is hereby amended to read in its entirety as set forth below:

(b)   “Acceptable Transaction” means a transaction pursuant to which one hundred percent (100%) of the Common Stock is acquired for cash (including by means of a merger, consolidation, amalgamation or other business combination) by any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, so long as concurrently therewith all outstanding indebtedness under the Term Loan Credit Agreement is paid in full in cash; provided that a definitive acquisition agreement with respect to such transaction is entered into and publicly announced by October 15, 2019 and such transaction is consummated by December 31, 2019.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be executed by a duly authorized officer of the Corporation as of this 20th day of September, 2019.

JAKKS PACIFIC, INC.

By:	/s/ Stephen G. Berman
Name:	Stephen G. Berman
Title:	President, Chief Executive Officer and Secretary